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                                                                  Exhibit (a)(2)
                            THE HUNTINGTON VA FUNDS
                       (a Massachusetts business trust)

                          CERTIFICATE OF DESIGNATION
                                      of
                               SERIES OF SHARES

Certificate of Designation

     The undersigned Secretary of the Trust certifies that, pursuant to authority conferred by Section 5.11 of the Declaration of Trust, the Trustees of the Trust have authorized the creation of separate Series of Shares of beneficial interest of the Trust as follows:

          (1) The Shares of beneficial interest of the Trust have been divided into two separate Series designated as follows:

              Huntington VA Growth Fund
              Huntington VA Income Equity Fund

          (2) Each Series shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Trust's then current effective registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. Each shares of beneficial interest in each Series shall be redeemable, shall be entitled to one vote or fraction of a vote and shall represent a pro rata beneficial interest in the assets allocated to that Series, and shall be entitled to receive its pro rata share of net assets of that Series upon liquidation of that Series, all as provided in the Declaration of Trust.

          (4) The assets and liabilities of the Trust shall be allocated among the Trust's Series as set forth in Section 5.11 of the Declaration of Trust, and any liabilities, expenses, costs, charges or reserves of the Trust which are not readily identifiable as belonging to any particular Series shall be allocated among the Series on the basis of their relative average daily net assets.


                                                  /s/ James R. Foggo
                                                  ------------------------------
     Dated: July 21, 1999                         James R. Foggo
                                                  Secretary